Exhibit 10.1
                     SUBLEASE BETWEEN SHIVA CORPORATION
                                    AND
                     ----------------------------------
                           NETCENTRIC CORPORATION

1.   Basic Lease Provisions

1.1. Date and parties. This sublease (Lease) is made 29th of May, 1998, between Shiva Corporation, (Landlord) and NetCentric Corporation (Tenant). Landlord is a Massachusetts corporation with principal offices at 28 Crosby Drive, Bedford, MA 01730. Tenant is a corporation organized under the laws of Delaware with current principal offices at 17 Monsignor O'Brien Hwy., Cambridge, MA 12141.

1.2. Premises. Landlord leases to Tenant 18,850 rentable square feet of office space, (per attached plan), including certain common areas on the first floor of 28 Crosby Drive, Bedford, MA, (the Premises) as shown cross-hatched on the attached floor plan (Exhibit A). The Premises contain the fixtures, improvements, and other property now installed. Tenant and and its agents, employees, and invitees have the non-exclusive right with others designated by Landlord to the free use of the common areas in the Building and of the land (Land) on which the Building is located for the common areas' intended and normal purpose. Common areas include: sidewalks, parking areas, driveways, hallways on first floor, bathrooms on first floor, cafeteria, loading dock, trash compactor, and showers on first floor, common entrances, lobby and other similar public areas and access ways. Landlord may change the common areas if the changes do not materially and unreasonably interfere with Tenant's access to the Premises or use of them.

1.3. Use. Tenant shall use the Premises for office or general office only, unless Landlord gives its advance written consent to another use.

1.4. Term. The Lease begins (Beginning Date) on August 1, 1998. The Lease ends (Ending Date) July 31, 2001, thirty-six (36) months from the Beginning Date, unless ended earlier under this Lease.

1.5. Termination. Tenant may terminate the lease after two (2) years with six (6) months' prior written notice and a termination payment equaled to unamortized leasing costs by the Landlord.

1.6. Demising costs. Landlord shall be responsible for all costs associated with demising the premises. This includes: installation of common hallway access doors, building standard tenant entry door off the common area lobby, two (2) key card security system readers and securing of doorway leading to Landlord's Engineering Lab.

1.7. Tenant's improvements. Landlord will provide Tenant with an allowance of up to $25,000 in order to complete interior renovations to the Lease Premises, including any required architectural services, upgrade of Tenant entrance and reconfiguration of the existing telephone/data cabling.

1.8. Substantial completion. Landlord shall use its best efforts to sub-stantially complete the Premises by July 31, 1998. Substantially complete means:
     A. Completing Tenant's improvements so that Tenant can use the Premises for their intended purposes without material inter-ference to Tenant conducting its ordinary business activities and the only incomplete items are minor or insubstantial details of construction, mechanical adjustments, or finishing touches like touchup plastering or painting;
     B. Tenant, its employees, agents, and invitees, have ready access to the Building and Premises through the lobby, entranceways, and hallways.

2.   Rent and Security

2.1. Rent. Tenant shall pay Rent to Landlord, according to the following schedule:
                              Per square foot     Monthly
     8/1/98 through 7/31/99        $14.50        $22,777.08
     8/1/99 through 7/31/00        $15.50        $24,347.92
     8/1/00 through 7/31/01        $16.50        $25,918.75

The rent shall be paid; by the first day of each month during the Term.
If Tenant fails to pay part or all of the Rent within ten (10) days after it is due, the Tenant shall also pay interest at the rate of twelve percent (12%) per year of the amount due, or the maximum then allowed by applicable law, whichever is less, on the remaining unpaid balance, retroactive to the date originally due until paid.

2.2. Other Payments. Rental is quoted on a gross basis, net of Tenant electric, which is $1.25 per square foot, to be paid in amount of $1,963.54 monthly.

2.3. Use of Furniture. Tenant shall have the use of existing furniture in the Premises which are shown in Exhibit `A' attached. Tenant shall be responsible to return such furniture in good condition, normal wear and tear excepted. The furniture rental payment shall be $1.50 per square foot or $2,356.25 per month.

2.4. Security Deposit. The Tenant has deposited ($45,554.16) (Security Deposit) with Landlord to secure Tenant's performance of its Lease obligations. If Tenant defaults Landlord may,after giving five (5) days advance notice to Tenant, without prejudice to Landlord's other remedies, apply part or all of the Security Deposit to cure Tenant's default. If Landlord so uses part or all of the Security Deposit, the Tenant shall within ten (10) days after written demand, pay Landlord the amount used to restore the Security Deposit to its original amount. Although Landlord may mix the Security Deposit with its own funds, the Security Deposit shall bear interest at normal bank account interest rates (currently 3 percent per year). Any part of the Security Deposit not used by Landlord as permitted by this paragraph and any accumulated interest that has not been paid to Tenant shall be returned to Tenant within Thirty (30) days after the Lease ends.

3.   Affirmative Obligations

3.1. Services and Utilities. Service. Landlord shall provide at its expense:
      A. Heating, ventilation, and air conditioning (HVAC) for the Premises during business hours to maintain temperatures for comfortable use and occupancy in light of Tenant's space plan (Business Hours. means: Monday through Friday, 8:00 a.m. through 6:00 p.m. and 8:00 a.m. through 1:00 a.m. on Saturday, but excludes the following holidays or the days on which the holidays are designated for observance: New
         Year's Day, Presidents' Day, Memorial Day, July Fourth,
         Labor Day, Thanksgiving Day, and Christmas Day.
     B.  Janitorial services to the Premises;
     C. Hot and cold water sufficient for drinking, lavatory, toilet, and ordinary cleaning purposes to be drawn from approved fixtures in the Premises on the floor on which the Premises are located;
     D. Electricity to the Premises during business hours that provides electric current in reasonable amounts necessary for normal office use, lighting, and HVAC;
     E.  Replacement of lighting tubes, lamp ballasts, and bulbs;
     F.  Extermination and pest control when necessary;
     G. Maintenance of common areas in a manner comparable to other first class office buildings in the Bedford area. The maintenance shall include cleaning, HVAC, illumination, snow shoveling, deicing, repairs, replacements, lawn care, and landscaping.
     H.  Receptionist for visitors
     I.  Night security guard service
     J.  Access to and use of Landlord's cafeteria facilities

3.2. 24 Hour Access. Tenant, its employees, agents, and invitees shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week. During nonbusiness hours, Landlord may restrict access by requiring persons to show a badge or identification card issued by Landlord. Landlord shall not be liable for denying entry to any person unable to show the proper identification.

3.3. Landlord's Repairs. Landlord shall pay for and make all other repairs and replacements to the Premises, common areas and Building (including Building fixtures and equipment).

3.4. Signage. Tenant will be allowed to add its name to the new signs, recently installed by the Building owner, at its own expense. In addition Tenant will be allowed to place appropriate signage on the wall above the Reception desk and on the Tenant's entrance doorway, at Tenant's expense.

4.   Insurance and Indemnification

4.1. Property Insurance. Each party shall keep its personal property and trade fixtures in the Premises and Building insured with "all risks" insurance in an amount to cover one hundred (100) percent of the replace-ment cost of the property and fixtures.

4.2. Liability Insurance. Each party shall maintain contractual and comprehensive general liability insurance, including public liability and property damage, with a minimum combined single limit of liability of one million dollars ($1,000,000.00) for personal injuries or deaths of persons occurring in or about the Building and Premises naming the following as additional insureds:
     A. Shiva Corporation
     B. EOP-Crosby Corporate Ctr. LLC
By the Beginning Date and upon each renewal of its insurance policies, Tenant shall give certificates of insurance to Landlord.

4.3. Indemnification.
4.3.1. Tenant's Indemnity. Tenant indemnifies, defends, and holds Landlord and the additional insureds listed in this Lease harmless from claims:
for personal injury, death, or property damage;
     A. for incidents occurring on or about the Premises or Building;
        and
     B. caused by the negligence or willful misconduct of Tenant, its agents, employees, or invitees.
     C. When the claim is caused by the joint negligence or willful misconduct of Tenant and Landlord or Tenant and a third party unrelated to Tenant, except Tenant's agent employees, or invitees, Tenant's duty to defend, indemnify, and hold
        Landlord harmless shall be in proportion to Tenant's allocable share of the joint negligence or willful misconduct.

4.3.2. Landlord's Indemnity. Landlord indemnifies, defends, and holds Tenant harmless from claims:
for personal injury, death, or property damage;
     A. for incidents occurring in or about the Premises or Building;
        and
     B. caused by the negligence or willful misconduct of Landlord, its agents, employees, or invitees.
     C. When the claim is caused by the joint negligence or willful misconduct of Landlord and Tenant or Landlord and a third party unrelated to Landlord, except Landlord's agent employees, or invitees, Landlord's duty to defend, indemnify, and hold Landlord harmless shall be in proportion to Landlord's allocable share of the joint negligence or willful misconduct.

4.3.3. Release of Claims. The parties release each other from any claims either party (Injured Party) has against the other. This release is limited to the extent the claim is covered by the Injured Party's insurance.

5.   Loss of Premises

5.1. Repair of Damage. If the Premises are damaged in part or whole from any cause and the Premises can be substantially repaired and restored within thirty (30) days from the date of the damage using standard working methods and procedures, Landlord shall at its expense promptly and diligently repair and restore the Premises to substantially the same condition as existed before the damage. This repair and restoration shall be made within thirty (30) days from the date of the damage unless the delay is due to causes beyond Landlord's reasonable control. If the Premises cannot be repaired and restored within the thirty (30) day period, then either party may, within ten (10) days after determining that the repairs and restoration cannot be made within thirty (30) days cancel the Lease by giving notice to the other party. Nevertheless, if the Premises are not repaired and restored within thirty (30) days from the date of the damage, then Tenant may cancel the Lease at any time after the thirtieth (30th) day following the date of damage. Tenant shall not be able to cancel this Lease if its willful misconduct causes the damage unless Landlord is not promptly and diligently repairing and restoring the Premises.

5.2. Abatement. Unless the damage is caused by Tenant's willful misconduct, the Rent shall abate in proportion to that part of the Premises that is unfit for use in Tenants business. The abatement shall consider the nature and extent of interference to Tenant's ability to conduct business in the Premises and the need for access and essential services. The abatement shall continue from the date the damage occurred until ten (10) business days after Landlord completes the repairs and restoration to the Premises, or the part rendered unusable and notice to Tenant that the repairs and restoration are completed, or until Tenant again uses the Premises or the part rendered unusable, whichever is first.

5.3. Cancellation. If either party cancels this Lease as permitted by this section, then this Lease shall end on the day specified in the cancellation notice. The Rent and other charges shall be payable up to the cancellation date and shall account for any abatement. Landlord shall promptly refund to Tenant any prepaid, unaccrued Rent and accounting for any abatement, plus security deposit, if any, less any sum then owing by Tenant to Landlord.

6.   Default

6.1. Tenant's Default. Each of the following constitutes a default
(Default):
     A. Tenant's failure to pay Rent within seven (7) days after Tenant receives notice from Landlord of Tenant's failure to pay Rent;
     B. Tenant's failure to perform or observe any other Tenant obligation after a period of thirty (30) business days or the additional time, if any, that is reasonably necessary to promptly and diligently cure the failure, after it receives notice from Landlord setting forth in reasonable detail the nature and extent of the failure and identifying the applicable Lease provision(s);
     C. Tenant's abandoning or vacating the Premises if Tenant fails to timely pay the Rent by the due date;
     D. Tenant's failure to vacate or stay any of the following within ninety (90) days: a petition in bankruptcy is filed by or against Tenant; Tenant is adjudicated as bankrupt or insolvent; a receiver, trustee, or liquidator is appointed for all or a substantial part of Tenant's property; or Tenant makes an assignment for the benefit of creditors.

6.2. Rent. If Landlord ends this Lease or ends Tenant's right to possess the Premises because of a Default, Landlord may hold Tenant liable for Rent and other indebtedness accrued to the date the Lease ends. Tenant shall also be liable the Rent and other indebtedness that otherwise would have been payable by Tenant during the remainder of the Term had there been no Default, reduced by any sums Landlord receives by reletting the Premises during the Term.

6.3. Other Expenses. Tenant shall also be liable for that part of the following sums paid by Landlord and attributable to that part of the Term ended due to Tenant's Default:
     A. reasonable broker's fees incurred by Landlord for reletting part or all of the Premises prorated for that part of the reletting Term ending concurrently with the then current
        Term of this Lease;
     B. the cost of removing and storing Tenant's property;
     C. the cost of minor repairs, alterations, and remodeling necessary to put the Premises in a condition reasonably acceptable to a new Tenant; and
     D. other necessary and reasonable expenses incurred by Landlord in enforcing its remedies.

6.4. Landlord's Default. Landlord's failure to perform or observe any of its Lease obligations after a period of thirty (30) business days or the additional time, if any, that is reasonably necessary to promptly and diligently cure the failure after receiving notice from tenant of a Default The notice shall give in reasonable detail the nature and extent of the failure and identify the Lease provision(s) containing the obligation(s).

7.   Nondisturbance

7.1. Quiet Possession. If Tenant is not in default, and subject to the Lease terms, Landlord warrants that Tenant's peaceable and quiet enjoyment of the Premises shall not be disturbed by anyone.

8.   Landlord's Rights

8.1. Right to Enter. Landlord and its agents, servants, and employees may enter the Premises at reasonable times, and at any time if an emergency, without charge, liability, or abatement of Rent, to:
     A. examine the Premises, make repairs, alterations, improvements, and additions either required by the Lease or advisable to preserve the integrity, safety, and good order of part of all of the Premises or Building;
     B. provide janitorial and other services required by the Lease;
     C. show the Premises to prospective lenders or purchasers and during the ninety (90) days immediately before this Lease ends to prospective tenants.

9.   Miscellaneous

9.1. Notices. Unless a Lease provision expressly authorizes verbal notice, all notices under this Lease shall be in writing and sent by registered or certified mail, postage prepaid, as follows:
     To Tenant:
            Before Term begins:     17 Msgr. O'Brien Hwy.
                                    Cambridge, MA 02141

            After Term begins:      28 Crosby Drive
                                    Bedford, MA 01730
     and
            To Landlord:            28 Crosby Drive
                                    Bedford, MA 01730

Either party may change these persons or addresses by giving notice as provided above. Notice shall be considered given and received on the latest original delivery or attempted delivery date as indicated on the postage receipt(s) of all persons and addresses to which notice is to be given.

9.2. Partial Invalidity. If any Lease provision is invalid or unenforceable to any extent, then that provision and the remainder of this Lease shall continue in effect and be enforceable to the fullest extent permitted by law.

9.3. Waiver. The failure of either party to exercise any of its rights is not a waiver of those rights. A party waives only those rights specified in writing and signed by the party waiving its rights.

9.4. Binding on Successors. This Lease shall bind the parties' heirs, successors, representatives, and permitted assigns.

9.5. Governing Law. This Lease shall be governed by the laws of the Commonwealth of Massachusetts.

9.6. Survival of Remedies. The parties' remedies shall survive the ending of this Lease when the ending is caused by the Default of the other party.

9.7. Entire Agreement. This Lease contains the entire agreement between the parties about the Premises and Building. This Lease shall be modified only by a writing signed by both parties.

9.8. Early Termination of the Main Lease. Should Landlord exercise its option to terminate the main lease early, notice will be sent to Tenant at the same time notice is sent to Sub-landlord.

9.9. Lab Cooling. Landlord will provide comparable alternative cooling to the lab, should the current equipment cease to be available or operable.


LANDLORD:  Shiva Corporation

SIGNATURE  /s/ Larry Whitman

NAME    Larry Whitman

TITLE   Vice President of Finance


TENANT:  NetCentric Corporation

SIGNATURE  /s/ Joseph S. Kowalczyk

NAME    Joseph S. Kowalczyk

TITLE   Chief Financial Officer

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